FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust II

Fund	Fidelity New York AMT Tax-Free Money Market Fund
Trade Date	12/12/13
Settle Date	12/19/13
Security Name	NYC GO 14H 2% 8/1/14
CUSIP	64966LED9
Price	101.133
Transaction Value	$ 3,398,068.80
Class Size	$ 651,875,000
% of Offering	0.515%
Underwriter Purchased From	Jefferies
Underwriting Members: (1)	Jefferies
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	J.P. Morgan
Underwriting Members: (5)	Morgan Stanley
Underwriting Members: (6)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (7)	Barclays Capital
Underwriting Members: (8)	M.R. Beal & Company
Underwriting Members: (9)	Fidelity Capital Markets
Underwriting Members: (10)	Goldman, Sachs & Co.
Underwriting Members: (11)	Janney Montgomery Scott LLC
Underwriting Members: (12)	Lebenthal & Co., LLC
Underwriting Members: (13)	Loop Capital Markets LLC
Underwriting Members: (14)	PNC Capital Markets LLC
Underwriting Members: (15)	Ramirez & Co., Inc.
Underwriting Members: (16)	Raymond James
Underwriting Members: (17)	RBC Capital Markets
Underwriting Members: (18)	Rice Financial Products Company
Underwriting Members: (19)	Roosevelt & Cross Incorporated
Underwriting Members: (20)	Southwest Securities, Inc.
Underwriting Members: (21)	Wells Fargo Securities
Underwriting Members: (22)	Blaylock Robert Van, LLC
Underwriting Members: (23)	Cabrera Capital Markets, LLC
Underwriting Members: (24)	Drexel Hamilton, LLC
Underwriting Members: (25)	TD Securities (USA) LLC